Exhibit 99.1

NEWS BULLETIN
FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Third Quarter 2016 Financial Results

LAKE MARY, FL, November 1, 2016 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions and services for factory metrology, product design, construction BIM/CIM, and public safety forensics applications, today announced its financial results for the third quarter and nine months ended September 30, 2016.

“FARO continued to execute on its renewal and reorganization initiatives,” stated Dr. Simon Raab, President and Chief Executive Officer. “Our new product drumbeat included the launch of the next-generation FARO FocusS 150/350 Laser Scanners. Strategically, we completed two important acquisitions: Laser Projection Technologies, Inc. and BuildIT Software & Solutions Ltd. These acquisitions broadened our product lines and added new technologies and capabilities that will enhance our competitive position in certain key vertical markets. Our third quarter financial performance was highlighted by a 9.8% increase in sales. We have made excellent progress on all our renewal initiatives. While year-to-date net income increased by 92.5%, it may continue to be negatively impacted by our reorganization initiatives which we expect to complete by mid-2017.”

Nine months ended September 30, 2016
Sales at $233.9 million for the nine months ended September 30, 2016, grew 3.4% compared with $226.2 million in the comparable period last year on increased metrology products and global services revenue. New order bookings at $234.9 million, increased by 4.3% compared with $225.2 million in the same prior year period.

Gross margin was 55.3%, increased by 2.7 percentage points over the comparable prior year period due to higher average selling prices, strong service revenue growth, and the effect of a $7.9 million write-down of inventory in the third quarter of 2015.

Operating income was $9.7 million, up 52.1% compared with $6.4 million in the same prior year period, reflecting higher sales and gross margin offset partly by an increase in operating expenses arising largely from increased staffing, compensation and acquisition expenses. Operating margin was 4.1% for the first nine months of 2016, compared with 2.8% in the comparable period last year.

Net income was $7.6 million or $0.45 per diluted share, compared with $3.9 million or $0.22 per diluted share for the first nine months of 2015.

Cash flow from operations for the first nine months of 2016 was $28.5 million, up $20.6 million compared with $7.9 million in the prior year period reflecting improved inventory and accounts payable management. As of September 30, 2016 cash and short-term investments totaled $153.3 million of which $92.5 million was held by foreign subsidiaries.

Third quarter 2016
Sales for the quarter ended September 30, 2016 were $79.6 million, up 9.8% compared with $72.5 million in the third quarter last year reflecting a significant increase in product sales within the Asia region, a modest product sales growth in the Americas region, and a strong global growth in service revenue. New order bookings were $79.8 million for the third quarter of 2016, up 10.5% compared with $72.3 million for the third quarter of 2015.

Gross margin for the quarter was 53.6%, up 5.5 percentage points compared with 48.1% in the prior year period primarily due to a $7.9 million write-down of inventory recorded in the third quarter of 2015, partially offset by lower average selling prices arising from our initiative to reduce aged service and sales demonstration inventory.

Operating income for the quarter was $0.8 million compared with a loss of $0.9 million in the prior year period reflecting higher sales and gross margin offset partly by an increase in operating expenses. Operating margin was 1.1% in the third quarter of 2016, compared with (1.3)% in the prior year period.

Net income for the quarter was $1.1 million or $0.07 per diluted share, compared with a loss of $0.9 million or $0.05 per diluted share in the prior year period.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO
FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.
FARO’s global headquarters are located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Vietnam, Thailand, South Korea, Japan, and Australia.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2016	September 26, 2015	September 30, 2016	September 26, 2015
SALES
Product	$61,280	$57,803	$182,232	$182,284
Service	18,320	14,704	51,654	43,937
Total sales	79,600	72,507	233,886	226,221
COST OF SALES
Product	25,870	28,943	74,933	80,652
Service	11,051	8,693	29,665	26,541
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	36,921	37,636	104,598	107,193
GROSS PROFIT	42,679	34,871	129,288	119,028
OPERATING EXPENSES:
Selling and marketing	19,729	18,944	56,101	58,112
General and administrative	10,775	8,239	31,483	27,106
Depreciation and amortization	3,381	2,790	9,733	8,022
Research and development	7,953	5,820	22,303	19,430
Total operating expenses	41,838	35,793	119,620	112,670
INCOME (LOSS) FROM OPERATIONS	841	(922)	9,668	6,358
OTHER (INCOME) EXPENSE
Interest (income) expense, net	(21)	7	(119)	(36)
Other (income) expense, net	(167)	131	824	1,521
INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) EXPENSE	1,029	(1,060)	8,963	4,873
INCOME TAX (BENEFIT) EXPENSE	(61)	(176)	1,401	945
NET INCOME (LOSS)	$1,090	$(884)	$7,562	$3,928
NET INCOME (LOSS) PER SHARE - BASIC	$0.07	$(0.05)	$0.45	$0.23
NET INCOME (LOSS) PER SHARE - DILUTED	$0.07	$(0.05)	$0.45	$0.22
Weighted average shares - Basic	16,674,176	17,395,824	16,647,662	17,372,562
Weighted average shares - Diluted	16,701,617	17,395,824	16,669,550	17,496,190

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$121,349	$107,356
Short-term investments	31,957	42,994
Accounts receivable, net	57,431	69,918
Inventories, net	55,206	45,571
Deferred income tax assets, net	8,619	7,792
Prepaid expenses and other current assets	20,426	18,527
Total current assets	294,988	292,158
Property and equipment:
Machinery and equipment	57,197	54,124
Furniture and fixtures	6,291	5,945
Leasehold improvements	18,942	18,471
Property and equipment, at cost	82,430	78,540
Less: accumulated depreciation and amortization	(49,671)	(42,594)
Property and equipment, net	32,759	35,946
Goodwill	41,721	26,371
Intangible assets, net	21,967	15,985
Service and sales demonstration inventory, net	33,661	33,709
Deferred income tax assets, net	4,535	4,050
Other long term assets	971	967
Total assets	$430,602	$409,186
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,507	$11,345
Accrued liabilities	24,325	22,574
Current portion of unearned service revenues	27,212	26,114
Customer deposits	2,763	2,998
Total current liabilities	65,807	63,031
Unearned service revenues - less current portion	15,600	15,025
Deferred income tax liabilities	1,163	686
Other long-term liabilities	2,430	2,800
Total liabilities	85,000	81,542
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,163,850 and 18,077,594 issued; 16,674,374 and 16,588,118 outstanding, respectively	18	18
Additional paid-in capital	211,227	206,996
Retained earnings	179,891	172,329
Accumulated other comprehensive loss	(13,696)	(19,861)
Common stock in treasury, at cost - 1,489,476 shares	(31,838)	(31,838)
Total shareholders’ equity	345,602	327,644
Total liabilities and shareholders’ equity	$430,602	$409,186

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
(in thousands)	September 30, 2016	September 26, 2015
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$7,562	$3,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,733	8,022
Compensation for stock options and restricted stock units	4,068	3,791
Provision for bad debts	727	462
Loss on disposal of assets	814	877
Write-down of inventories	2,937	9,560
Deferred income tax (benefit) expense	(734)	556
Income tax benefit from exercise of stock options	(354)	(292)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	12,850	17,205
Inventories	(8,689)	(21,693)
Prepaid expenses and other current assets	(995)	(5,740)
(Decrease) increase in:
Accounts payable and accrued liabilities	1,128	(8,779)
Customer deposits	(1,155)	(473)
Unearned service revenues	559	467
Net cash provided by operating activities	28,451	7,891
INVESTING ACTIVITIES:
Proceeds from sale of investments	11,000	—
Purchases of property and equipment	(5,272)	(8,462)
Payments for intangible assets	(1,440)	(1,751)
Acquisition of business, net of cash received	(20,911)	(12,066)
Net cash used in investing activities	(16,623)	(22,279)
FINANCING ACTIVITIES:
Payments on capital leases	(6)	(6)
Payment of contingent consideration for acquisitions	(434)	—
Income tax benefit from exercise of stock options	354	292
Proceeds from issuance of stock, net	519	2,286
Net cash provided by financing activities	433	2,572
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,732	(1,498)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,993	(13,314)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,356	109,289
CASH AND CASH EQUIVALENTS, END OF PERIOD	$121,349	$95,975

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2016	September 26, 2015	September 30, 2016	September 26, 2015
Net income (loss)	$1,090	$(884)	$7,562	$3,928
Currency translation adjustments, net of income tax	1,339	(3,475)	6,165	(8,062)
Comprehensive income (loss)	$2,429	$(4,359)	$13,727	$(4,134)